Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is made and entered into by and among Steven E. Shelton (“Executive”), California BanCorp (“Bancorp”), and California Bank of Commerce, N.A. (the “Bank”, and together with Bancorp, the “Company”). The Executive, Bancorp, and the Bank are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer pursuant to the terms and conditions of that certain employment agreement by and among Executive, Bancorp, and the Bank, dated as of July 31, 2024 (the “Employment Agreement”);

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company as Chief Executive Officer shall be terminated as of 11:59 PM on December 31, 2025 (the “Transition Time”); and

WHEREAS, effective as of January 1, 2026 (the “Transition Date”), the Parties agree that Executive shall continue as an employee of the Company for a term of twelve months, beginning on the Transition Date and ending on December 31, 2026, or such earlier date (the “End Date”) as determined by the Company in accordance with Section 2(h) below (the period between the Transition Date and End Date, the “Transition Period”);

WHEREAS, for a duration of the Transition Period, Executive shall perform for the Company the duties and responsibilities as set forth herein; and

WHEREAS, except as specifically provided herein, this Agreement supersedes the Employment Agreement and any other offer letter or similar agreement which Executive may have with the Company in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Transition Date; Term. During the Transition Period, Executive shall serve as a Strategic Transition Partner, reporting to the Executive Chairman of the Company (the “Chairman”) and shall have the following duties and responsibilities during the Transition Period as may be assigned or requested from time to time by the Chairman: (a) maintaining and expanding the existing customer relationships with the Company and attracting new relationships and prospective customers to the Company for such services as the Company may offer from time to time; (b) retaining employees; (c) providing the Company with Executive’s skill, knowledge, and experience in the management, operation, and business development in the service areas of the Company as they are established from time to time; and (d) such other services as are related to the foregoing as may be reasonably requested by the Bank or Bancorp. At no time shall Executive have or shall he exercise the authority to enter into or conclude any contracts in the name of the Bank or Bancorp (the “Transition Services”). The Executive’s performance of such Transition Services shall not exceed more than eight (8) hours per week on average, which represents a decrease to no greater than twenty percent (20%) of the average level of bona fide services Executive performed as an employee over the immediately preceding thirty-six (36) month period. Executive agrees to provide the Transition Services during the Transition Period and Executive acknowledges and agrees that Executive’s failure to provide such Transition Services during the Transition Period shall constitute a breach of this Agreement. As of the Transition Time, Executive hereby shall be deemed to have resigned from all positions (including all officer, director, and committee positions), other than the position explicitly described above, held with the Bank, Bancorp, and their affiliates prior to the Transition Time.

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2. Compensation/Benefits Matters.

a. Compensation. For Executive’s services hereunder, during the Transition Period, the Company shall pay or cause to be paid as base salary to Executive the amount of Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($16,666.66) per month, prorated for any partial months of service. Said base salary shall be payable in conformity with the Company’s normal payroll periods, subject to all required withholdings and deductions.

b. Equity. Any outstanding equity awards that Executive holds in Bancorp and which were granted on or after July 31, 2024, will continue to be outstanding and continue to vest during the Transition Period pursuant to their original terms.

c. SERP. The terms of this Agreement notwithstanding, that certain Executive Supplemental Compensation Agreement by and between the Bank and Executive, dated May 7, 2018, as amended July 31, 2024 (the “SERP”) shall remain in full force and effect (as clarified by the Release) and any benefits to Executive provided for in the SERP shall be governed by the terms of the SERP. For the purposes of the SERP, Executive shall be deemed to have incurred a Termination of Employment (as defined in the SERP) at the Transition Time.

d. Vacation; Sick Leave. The Executive shall continue to be entitled to receive Flex Time Off under the Company’s flex time off policy for eligible Executives. Executive shall continue to be entitled to receive sick leave as provided under the Company’s sick leave policy in effect from time to time on the same terms as it applies to employees of the Company generally.

e. Automobile Allowance. Except as provided herein, Executive shall not be entitled to receive any other compensation, benefits or perquisites during the Transition Period.

f. Separation Benefits. Subject to Executive’s execution of a release substantially in the form attached hereto as Exhibit A (the “Release”) and to the Release becoming irrevocable within 30 days of the Transition Time, the Company shall pay and/or provide to Executive the amounts and benefits set forth in the Release.

g. Other Benefits. Effective as of the Transition Date, Executive shall no longer be eligible to participate in the Company’s bonus or management incentive program, group medical and life insurance benefits, or to receive any automobile allowance, cell phone expense reimbursement, health club membership reimbursement, or any additional benefits (except as expressly provided herein) as previously provided prior to the Transition Time.

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h. Termination. The Company may terminate this Agreement and Executive’s employment hereunder for Cause (as defined by the Employment Agreement) at any time in accordance with Section 2 of the Employment Agreement, or the Executive may terminate this Agreement and Executive’s employment hereunder upon death or Disability (as defined in the Employment Agreement) in accordance with Section 3 of the Employment Agreement. If Executive’s employment hereunder terminates with the Company for Cause or due to death or Disability during the Transition Period, Executive shall be entitled to the salary and other benefits earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including such date of termination. Executive shall be entitled to no further salary after the date of such termination.

i. Exclusive Remedy. The amounts payable to Executive following the end of the Transition Period provided hereunder in this Section 2 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with Bancorp, the Bank, or any of its affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement, the Employment Agreement, offer letter, or any similar agreement which Executive may have with Bancorp or the Bank.

3. Business Protective Covenants. The business protective covenants contained in the Employment Agreement and Employee Proprietary and Confidential Information and Assignment of Employee Inventions Agreement or similar agreement between the Executive, on the one hand, and the Company or any of its affiliates (together with covenants contained in this Section 3, collectively, the “Protective Covenants”) are hereby incorporated by reference and deemed a part of this Agreement, provided that any provision of such Protective Covenants dealing with non-solicitation or employees or customers and provisions of such Protective Covenants dealing with non-competition are superseded by the terms and conditions of the immediately following sentence. During Executive’s employment with the Company, Executive acknowledges and agrees that Executive owes the Company his highest duties of loyalty, fidelity, and diligence. Accordingly, and solely during the period of his employment with the Company, Executive shall not engage in any outside employment, consulting, advisory, board service, investment, or other activity that (a) competes with the Company to the extent such activity would violate Executive’s duty of loyalty or fiduciary obligations; (b) creates an actual or potential conflict of interest with the performance of Executive’s duties; (c) interferes in any way with Executive’s ability to fulfill Executive’s responsibilities to the Company; (d) involves or would require the actual or threatened use, disclosure, or misappropriation of the Company’s Confidential Information and/or Trade Secrets; and/or (e) constitutes the diversion, or attempted diversion, of any corporate opportunity, business strategy, client relationship, vendor relationship, or other business advantage that rightfully belongs to the Company. Nothing herein is intended to restrain Executive from engaging in a lawful profession, trade, or business during his employment with the Company or following the termination of his employment with the Company, and the provisions of this Section shall be interpreted and applied consistent with California Business & Professions Code § 16600 et seq., SB 699, AB 1076, Cal. Lab. Code Section 432.5, and all related statutes. This Section supersedes any prior agreements between the Parties concerning non-competition and/or non-solicitation terms between the Parties.

4. Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

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5. Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. To the extent that any amount payable to Executive pursuant to this Agreement is subject to Section 409A of the Code, and Executive or the Company reasonably believes, at any time, that such amount payable does not comply with Section 409A of the Code, it will promptly advise the other and each party hereby agrees to negotiate reasonably and in good faith to amend the terms of this Agreement such that it so complies. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s separation from service as defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”). For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of Executive and Executive’s assigns; provided that in no event shall Executive’s obligations to perform future services for the Company be delegated or transferred by Executive without the prior written consent of the Company (which consent may be withheld in its sole discretion).

7. Modification or Waiver. No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the Parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Parties in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Parties of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

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8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of California, without giving effect to the conflict of laws rules thereof. Each of the Parties hereby submits to the co-exclusive jurisdiction of the United States District Court and any state court sitting in the State of California over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Each of the Parties hereby waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such Party at its address listed in Section 12 below, and service so made will be deemed to be completed on the date of delivery. Each of the Parties consents to service of process as aforesaid. Nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein.

9. Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. This Agreement represents the entire agreement between Parties hereto and supersedes and cancels any prior or contemporaneous arrangements, understandings or agreements, whether written or oral, by and between the Parties relative to the subject matter hereof, except as expressly set forth herein.

10. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11. Executive’s Representations. Executive represents and warrants to the Company that Executive (a) has read and understood each and every provision of this Agreement, (b) has had the opportunity to obtain advice from legal counsel of Executive’s choice in order to interpret any and all provisions of this Agreement, (c) has had the opportunity to ask the Company questions about this Agreement and any such questions have been answered to Executive’s satisfaction, (d) has been given a copy of this Agreement, (e) may execute, deliver and perform this Agreement, and such execution, delivery and performance does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (f) is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person or entity, and (g) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of Executive, enforceable in accordance with its terms.

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12. Notice. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received when (i) delivered personally to the recipient, (ii) delivered to the recipient through other electronic means (including by electronic mail) (provided that receipt is confirmed promptly thereafter), or (iii) one (1) business day after it is sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

Company:

California BanCorp
355 S. Grand Ave.

Los Angeles, CA 90071
Attn: Manisha K. Merchant, EVP | Chief Legal Officer

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, CA 92626-1993
Attn: Josh Dean
Email: jdean@sheppardmullin.com
Telephone: 714-424-8292

Executive:

Steven E. Shelton
To the address in Company records

or at such other address as such Party may designate by ten (10) days advance written notice to the other Party.

13. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

* * * * *

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of 11:59 PM on December 31, 2025.

CALIFORNIA BANCORP

By:
Name:
Title:

CALIFORNIA BANK OF COMMERCE, N.A.

By:
Name:
Title:

EXECUTIVE

Steven E. Shelton

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EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Agreement”) is entered into by and among Steven E. Shelton (“Executive”), California BanCorp (“Bancorp”), and California Bank of Commerce, N.A. (the “Bank”). The Executive, Bancorp, and the Bank are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

The Parties entered into the Transition and Separation Agreement effective on December 31, 2025 (“Transition Agreement”).

Executive, Bancorp, and the Bank desire to settle and compromise any and all possible claims against Bancorp or the Bank by Executive arising out of their relationship to date, including Executive’s employment with Bancorp and/or the Bank, and the termination of Executive’s employment, and to provide for a general release of any and all such claims.

AGREEMENT

1. Separation Pay/Consideration. In consideration for the releases and covenants contained in this Agreement, the Bank shall pay and/or provide to Executive:

a. Nine Hundred Ninety-Six Thousand Four Hundred Dollars and Zero Cents ($996,400.00) paid in a lump sum on the Bank’s first regular payroll date on or following July 1, 2026;

b. the COBRA Severance Benefits, as defined in Executive’s employment agreement, entered into with predecessor California Bank of Commerce dated as of May 7, 2018, as amended April 28, 2022 (the “Original Shelton Employment Agreement”);

c. the amount of the 2025 discretionary bonus, determined in accordance with Section 2 of the Employment Agreement, paid when discretionary bonuses are ordinarily paid to the Bank’s employees as determined by the Bank’s Board of Directors or the CNG Committee (as defined in the Employment Agreement) in its sole and absolute discretion;

d. the acceleration of the vesting of all outstanding and unvested Stock Awards (as defined in the Original Shelton Employment Agreement) previously granted to Executive prior to July 31, 2024; and

e. full vesting in the SERP and the benefits provided to Executive in connection with Executive’s Involuntary Termination Without Cause (as defined in the SERP) as provided in Section 4 of the Employment Agreement and Section 4.1 of the SERP, as amended.

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Executive acknowledges that the payment of such sums shall be subject to Section 24 of the Original Shelton Employment Agreement and the payment of such sums provides good, sufficient and valuable consideration for Executive’s covenants, waivers, and releases contained in this Agreement. Executive understands that the Bank’s willingness to pay such sums is contingent upon Executive’s fulfillment of his obligations contained herein. If Executive revokes this Agreement as described in Section 5 below, the Bank and Bancorp shall be released from their obligations under this Agreement and any related provisions in the Employment Agreement or Original Shelton Employment Agreement.

2. General Mutual Release. In exchange for the consideration described in this Agreement the adequacy of which is hereby acknowledged, each party hereto, on behalf of himself or itself and his or its heirs, successors and assigns, hereby fully releases and forever discharges the other party hereto, including each of their officers, directors, agents, employees, attorneys, parent company, affiliates and/or subsidiaries and successor and predecessor of such entities (the “Released Parties”), from any and all claims, actions and liabilities of any kind or character whatsoever, arising at law or in equity, known or unknown, suspected or unsuspected, that such party has ever had, now has or may now have against the other party, including, without limitation, all claims directly or indirectly related to or arising out of Executive’s employment by Bancorp or the Bank, the performance of his duties during that employment, and/or the termination of or his resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Executive’s employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Executive’s compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Executive by reason of his employment with Bancorp or the Bank; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, or any similar federal or state law prohibiting age discrimination. Notwithstanding the foregoing, the claims released by Bancorp, the Bank and their respective officers, directors, agents, employees, attorneys, parent company, affiliates and/or subsidiaries and successor and predecessor of such entities (including all of its successors and predecessors) in this Section do not include (i) any intentional acts by Executive that are outside the course and scope of Executive’s employment with the Released Parties or their predecessors, (ii) any claim for fraud, willful misconduct or actions taken by Executive in bad faith; and (iii) any claims not waivable by under applicable law. This Agreement will not affect Executive’s entitlement to benefits described in the Employment Agreement (including Executive’s right to continued healthcare under the Employment Agreement and/or COBRA), or any non-waivable benefits under California’s unemployment or worker’s compensation laws. There is a good faith dispute between the Parties as to whether Executive is owed any additional payments, including but not limited to wages, commissions, bonuses, PTO, vacation, sick leave, holidays, reimbursements, benefits, and/or penalties, except for the compensation and benefits explicitly stated in Section 2 above, and Executive is willing to compromise and resolve all such claims by accepting such payments and under the terms of this Agreement.

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3. Waiver of Unknown Claims or Rights. Executive has reviewed and hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, enumerated in this Agreement or otherwise. Executive may hereafter discover presently unknown facts or claims different from or in addition to those that Executive now knows as to the matters released herein. Nevertheless, it is Executive’s intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed.

4. Knowing and Voluntary Agreement. Executive acknowledges he is freely and voluntarily entering into this Agreement based on his own judgment and not as a result of any representations or promises made by the Released Parties, other than those contained in this Agreement. Executive also acknowledges that he has been given a full opportunity to review this Agreement with an attorney, and has signed it only after full reflection and analysis of its provisions.

5. Review Period, Acceptance, ADEA Waiver, Waiting and Revocation Period. Executive acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with the ADEA and the Older Workers benefits Protection Act (“OWBPA”), Executive specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of age discrimination under the ADEA. In particular he acknowledges that he understands that:

a. he is not waiving any claims for age discrimination under the ADEA that may arise after the date he signs this Agreement and he is not waiving vested benefits if any;

b. he is waiving rights or claims for age discrimination under the ADEA in exchange for payments described above, which are in addition to anything of value to which he is already entitled; and

c. this Section 5 and this Agreement are written in a manner which Executive fully understands and he is hereby advised in writing to consult with and has had an opportunity to consult with an attorney before signing this Agreement.

d. Executive understands and agrees that he has up to 21 days to review this Agreement. This Agreement is revocable by Executive for seven days following his signing of this Agreement (“Revocation Period”). If Executive decides not to use all 21 days, Executive knowingly and voluntarily waives any claims Executive was not given the 21-day period or did not use the entire 21 days to consider this Agreement. This Agreement automatically becomes enforceable and effective on the eighth (8th) day after the Agreement is signed by Executive, provided there has been no timely revocation.

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6. Non-Execution or Revocation of Agreement. In the event that Executive does not execute this Agreement or revokes it within the time provided, he shall not be entitled to receive the payment described in Section 1 of this Agreement.

7. Warranties. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein, and, further, that Executive is fully entitled and duly authorized to give this complete and final general release and discharge. Executive warrants that he has not filed any lawsuits or administrative claims against the Released Parties, and he is not aware of any claims, filed by him against Bancorp or the Bank in any forum, which are pending.

8. Other. Within 3 days of executing this Agreement, Executive must return to the Bank all of the Bank’s and Bancorp’s property, records, documents, electronically stored information, and tangible embodiments of such, in Executive’s possession, including but not limited to Bancorp and the Bank’s trade secrets, confidential information and proprietary information, vehicles, pagers, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment. Executive hereby confirms that all of the covenants to which Executive is subject under the “Trade Secrets,” “Employee Proprietary and Confidential Information,” and “Return of Documents” sections of the Employment Agreement, the Employee Proprietary and Confidential Information and Assignment or Employee Invention Agreement (as defined in the Employment Agreement), and under any other agreement by and between Executive and Bancorp or the Bank (or any of its affiliates) (collectively, the “Restrictive Covenants”) will remain in full force and effect according to their terms prior to and following the Agreement. Upon any breach by Executive of the Restrictive Covenants, Executive shall forfeit Executive’s right to receive payments and benefits set forth in Section 1 hereof, other than $1,000.00, and such forfeiture shall not limit, restrict, or otherwise affect Executive’s continuing obligations under the Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, (i) Executive will not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify Bancorp or the Bank regarding any such reporting, disclosure or cooperation with the government; and (ii) no provision contained in this Agreement or any other agreement is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such Section.

9. Right to Consult Legal Counsel. Bancorp and the Bank hereby advise Executive to seek the advice of legal counsel of Executive’s choosing prior to signing this Agreement, and by signing this Agreement and the general release herein, Executive affirms that Executive fully understands Executive’s right to seek the advice of legal counsel. Executive acknowledges that Executive has been informed of Executive’s right to consult an attorney, that Executive has been given a reasonable time of at least five business days to do so, and that if Executive signs and accepts the terms of this Agreement before the end of five business days, Executive does so knowingly and voluntarily and not as a result of any improper inducement by Bancorp or the Bank.

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10. Non-Disparagement. Executive agrees that he will not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Bank, Bancorp or any of their respective affiliates, or any other entity or person within the Bank, Bancorp or such affiliates, any of their respective affairs or operations, or the reputations of any of their respective past or present officers, directors, agents, representatives or employees. Nothing in this Agreement prevents the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful. The Bank agrees that neither of its current Executive Chairman, Chief Strategy Officer or Chief Legal Officer will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) Executive.

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The Parties have read the foregoing Agreement and know its contents and fully understand it. The Parties acknowledge that they have fully discussed this Agreement with their respective attorneys to the extent desired, or have had the opportunity to do so, and fully understand the consequences of this Agreement. No party is being influenced by any statement made by or on behalf of any of the other party to this Agreement. The Parties have relied and are relying solely upon his or its own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Date: ____________	By:
“Executive”

CALIFORNIA BANCORP

Date: ____________	By:
Name:
Its

Date: ____________	CALIFORNIA BANK OF COMMERCE, N.A.

By:
Name:
Its

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